[Albert B. Carson Company, Inc. Letterhead]
                                      or
                [Albert B. Carson Company of New Jersey, Inc.]





                                                      [Date]



[Name]
[Address]




Dear _________:

     Pursuant to Paragraph 7 of the amendment and restatement, effective January 1, 1994, of the Option and Deferred Compensation Agreement between you and [Edward S. Gordon Company, Inc.] [Edward S. Gordon Company of New Jersey, Inc.] (the "Corporation"), (the "1994 Amendment"), the parties hereto agree to amend the 1994 Amendment, effective as of May 1, 1996, as follows:

     Paragraph 3 of the 1994 Amendment is amended by adding the following new subparagraph (j) to the end thereof:

          "(j) Notwithstanding anything herein to the contrary, in the case of the occurrence of an Event, all or a portion of the Options

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

[Name]
_____ , 1996
Page [  ]



     granted to you hereunder may, subject to the consent of the Board of Directors of the Corporation, be assumed or substituted by a corporation with whom the Corporation is merged or consolidated or which acquires all of the Corporation's shares of stock or all or substantially all of the assets of the Corporation (an "Acquiror") for an option to purchase shares of capital stock of such Acquiror or any subsidiary or parent of such Acquiror (each such assumed or substituted option shall be referred to as a "Substitute Option"). The terms, provisions and benefits of the Substitute Option shall be identical to the terms, provisions and benefits applicable to your Options on the date of substitution, except that (i) each Substitute Option shall provide for the purchase of shares of capital stock of such Acquiror (or any subsidiary or parent thereof) in lieu of the purchase of Stock, and (ii) the Exercise Period under subparagraph (b) of paragraph 3 of the 1994 Amendment for each Substitute Option shall be the 5-year period following consummation of the first Event in lieu of 5 business days prior to the consummation of the first Event."

     The first sentence of the second subparagraph of Paragraph 3(g) of the 1994 Amendment is amended to read as follows:

     "If there is any other change in the Stock including recapitalization, reorganization, exchange of shares of Stock, offering of subscription rights, or a merger or consolidation in which the Corporation is the surviving corporation or any sale of all or substantially all of the assets of the Corporation, an adjustment shall be made in the shares of Stock then subject to the Option and/or the Exercise Price as and if the Board of Directors may deem, in its sole discretion, equitable."

     Paragraph 4(a) of the 1994 Amendment is amended by adding the following language at the end thereof:

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

[Name]
_____ , 1996
Page [  ]



     "Notwithstanding the foregoing, following the assumption or substitution of an Option as provided in subparagraph (j) of paragraph 3 hereof, upon termination of your employment/engagement with the Corporation, its successor or affiliate, as described above, at a time when the Substitute Option has not been fully exercised, the Substitute Option shall remain exercisable for a period of 15 days following such termination or the remaining term of the Substitute Option, if earlier. Solely within this exercise period, you may exercise all or any portion of your Substitute Option by giving notice to the Corporation of the number of shares of stock relating to the Substitute Option which you elect to purchase, accompanied by payment in full of the applicable Exercise Price for the number of shares for which the Substitute Option is being exercised. Shares purchased pursuant to the exercise of the Substitute Option shall be paid for at the time of exercise as follows:

          (i) in cash or by check, bank draft or money order payable to the order of the Corporation;

          (ii) if the shares are traded on a national securities exchange, through the delivery of irrevocable instructions to a broker to deliver promptly to the Corporation an amount equal to the aggregate applicable exercise price; or

          (iii) on such other terms and conditions as may be acceptable to the Corporation and in accordance with applicable law.

          Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to make payment as described in subparagraph (b) of this paragraph 4 or to make any other cash payment of any nature whatsoever from the effective date of the assumption or substitution of an Option."

          If the foregoing amendment to the 1994 Amendment is agreeable to you, please indicate your agreement and acceptance of the terms hereof by signing your name at

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

[Name]
_____ , 1996
Page [  ]


     the foot of this letter where indicated and return the original executed copy of this letter to the Corporation.

                                    [EDWARD S. GORDON COMPANY,
                                      INCORPORATED]

                                                OR

                                    [EDWARD S, GORDON COMPANY OF
                                      NEW JERSEY, INC.]


                                    By: _________________________________

ACCEPTED AND AGREED TO:


________________________________


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